UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2009

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1158172	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Financial Officer
On April 20, 2009, comScore, Inc. (the “Company”) issued a press release announcing that Kenneth J. Tarpey, age 56, has been hired as the Company’s Chief Financial Officer (“CFO”), effective as of April 20, 2009. Mr. Tarpey will assume the role of the Company’s principal financial officer and principal accounting officer. As previously announced by the Company in a Current Report on Form 8-K filed February 11, 2009, John M. Green, the Company’s prior CFO, principal financial officer and principal accounting officer, will transition positions within the Company to serve as its Executive Vice President of Human Capital.
Prior to joining the Company, Mr. Tarpey was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Objectvideo, Inc., a Reston, Virginia-based provider of video surveillance software, from 2003 until April 2009. From 2002 until 2003, Mr. Tarpey was Senior Vice President, Chief Financial Officer and Treasurer of Ai Metrix, Inc., a Herndon, Virginia- based provider of network optimization software. From 1997 until 2001, Mr. Tarpey was Executive Vice President and Chief Financial Officer of Proxicom, a NASDAQ-listed Internet business consulting and development company. Mr. Tarpey holds an M.B.A. from Babson College and a B.A. from College of the Holy Cross.
A copy of the press release announcing Mr. Tarpey’s appointment is attached hereto as Exhibit 99.1.
Employment Offer Letter with Kenneth J. Tarpey
In connection with Mr. Tarpey’s appointment as the Company’s Chief Financial Officer, the Company entered into an Employment Offer Letter Agreement with Mr. Tarpey dated April 1, 2009 (the “Offer Letter”). Under the terms of the Offer Letter, as approved by the compensation committee (the “Compensation Committee”) of the board of directors of the Company, Mr. Tarpey will be paid a base salary of $300,000 per year. Mr. Tarpey will also be eligible for the Company’s standard benefits programs.
Pursuant to the Offer Letter, Mr. Tarpey will also be eligible to participate in the Company’s 2009 Executive Compensation Bonus Policy with a target restricted stock award level of 125% of his 2009 salary. The Company anticipates that this bonus restricted stock award, if awarded, will be made during the first quarter of 2010 based on Mr. Tarpey’s actual performance. The Company further expects that one-quarter of the number of shares of the restricted stock award would vest immediately upon the grant date, and the remaining three-quarters of the shares of the restricted stock award would vest ratably over the three-year period following the grant date.
Also pursuant to the Offer Letter, the Compensation Committee has authorized the grant of 85,000 shares of restricted stock of the Company to Mr. Tarpey. Twenty-five percent (25%) of the number of shares of the restricted stock award shall vest on the anniversary of the grant date, and twenty-five percent (25%) of the number of shares of the restricted stock award would vest annually thereafter on the anniversary of the grant date until all such shares have vested on the fourth anniversary of the grant date. The vesting is subject to Mr. Tarpey’s continued status as a service provider of the Company. In the event of a change in control of the Company, any restrictions as to the unvested portion of this grant of restricted stock will lapse.
The Offer Letter also provides that, in the event of his termination without cause (as such term is defined in the Offer Letter) and subject to certain conditions, Mr. Tarpey is entitled to receive a severance payment of six (6) months’ base salary at the time of his termination. Additionally, in such event, the vesting restrictions on 50% of the total shares underlying his initial grant of restricted stock will lapse.
Mr. Tarpey has also entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”). Pursuant to the Indemnification Agreement, the Company agrees to indemnify Mr. Tarpey against certain liabilities that may arise by reason of his status or service as Chief Financial Officer of the Company and to advancement of his expenses incurred as a result of any proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and is in addition to any other rights Mr. Tarpey may have under the Company’s amended and restated certificate of incorporation, bylaws and applicable law.
A copy of the Offer Letter is attached hereto as Exhibit 10.1 and incorporated by reference herein. The form of the Indemnification Agreement was previously filed and is incorporated by reference herein as Exhibit 10.2.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement with Kenneth J. Tarpey, dated April 1, 2009

10.2*	Form of Indemnification Agreement for directors and executive officers

99.1	Press Release dated April 20, 2009, announcing the appointment of Kenneth J. Tarpey as Chief Financial Officer

*	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed March 30, 2007 (No. 333-141740).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	/s/ Christiana L. Lin
Christiana L. Lin
General Counsel and Chief Privacy Officer

Date: April 20, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement with Kenneth J. Tarpey, dated April 1, 2009

10.2*	Form of Indemnification Agreement for directors and executive officers

99.1	Press Release dated April 20, 2009, announcing the appointment of Kenneth J. Tarpey as Chief Financial Officer

*	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed March 30, 2007 (No. 333-141740).